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                                                               February 17, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington DC  20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                         Columbia Service Partners, Inc.
                           12355 Sunrise Valley Drive
                                    Suite 300
                              Reston, VA 20191-3420

                                File No. 70-8775

Ladies and Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the order of the Commission dated March 25, 1996, authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "Application"), the undersigned hereby certifies to the Commission that:

                        Confidential treatment requested
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                           Confidential treatment requested






                                Very truly yours,

                                COLUMBIA ENERGY SERVICES CORPORATION


                                By:    //s// J. W. Trost
                                       ------------------------------
                                         J. W. Trost, Vice President

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                            Columbia Service Partners
                              Statement of Revenues
                    For the 4th Qtr Ended December 31, 1997

                         Confidential treatment requested

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                            Columbia Service Partners
                Statement of Services Provided by Columbia LDC's
                     For the 4th Qtr Ended December 31, 1997


                        Confidential treatment requested










                            Columbia Service Partners
          Statement of Services Paid for and Provided by Columbia LDC's
                     For the 4th Qtr Ended December 31, 1997


                        Confidential treatment requested